Exhibit 10.2

LABRYS FUND II, LP

145 Tremont Street, Suite 201-1408, Boston, MA 02111

Tel: 781/729-0720	Date: 10/23/2025

Discussion Purposes Only & Confidential

TERM SHEET IS NULL AND VOID IF NOT RETURNED WITHIN 48 HOURS OF THE DATE HEREOF

This Term Sheet sets forth the indicative terms pursuant to which, subject to certain conditions set forth herein and in definitive documentation, the Investor(s) would purchase certain securities of the Issuer, and the Issuer would sell such securities to the Investor(s). The terms and conditions set forth herein are subject to change and this Term Sheet does not constitute an offer. The issuance and sale of such securities is subject to, among other things, completion of due diligence to the satisfaction of the Investor(s) and their counsel, the preparation of definitive documentation to effect the transactions that is mutually satisfactory to each party and, in the case of the Investor(s), that the Investor(s) shall have determined that subsequent to the date hereof and prior to the closing of the transactions, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition or prospects of the Issuer and its subsidiaries, taken as a whole.

Issuer:	ConnectM Technology Solutions, Inc., Ticker: OTCQB: CNTM (the “Company”)

Investor:	Labrys Fund II, LP (“Labrys II”).

Principal Amount:	$275,000.00 Promissory Note (“Note”).

Original Issue Discount (OID):	$25,000. Representing a ten percent (10%) Original Issue Discount (“OID”).

Purchase Price:	Company nets $250,000.00 before fees.

Maturity Date:	The Note will mature twelve (12) months after Note execution date (“Issuance”), subject to acceleration following default.

Coupon:	A one-time interest charge of ten percent (10%) (the “Guaranteed Interest”) shall be applied on the Issuance Date to the principal amount ($275,000.00 * 10% = $27,500.00).

Pre-Payment Terms:	The Company shall have the right exercisable on not more than three (3) Trading Days prior written notice to the Investor to prepay the outstanding Principal Amount and interest then due under this Note, in full based on the below schedule:

The period beginning on the Issue Date and ending on the date which is sixty (60) days following the Issue Date at 95%, The period beginning on date which is sixty-one (61) days following the Issue Date and ending on the date which is ninety (90) days following the Issue Date at 96%, The period beginning on date which is ninety- one (91) days following the Issue Date and ending on the date which is one hundred fifty (150) days following the Issue Date at 97% and the period beginning on date which is one hundred fifty- one (151) days following the Issue Date and ending on the date which is one hundred eighty (180) days following the Issue Date at 98% of the total amount then due.

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LABRYS FUND II, LP

145 Tremont Street, Suite 201-1408, Boston, MA 02111

Tel: 781/729-0720	Date: 10/23/2025

Discussion Purposes Only & Confidential

Amortization Payment:	Guaranteed Interest and outstanding principal, subject to adjustment, shall be paid monthly (each, an “Amortization Payment”). First payment due one hundred eighty (180) calendar days from the Issuance Date in the amount of $43,214.28 with six (6) subsequent payments each month thereafter in the amount of $43,214.28 (a total payback to the Investor of $302,500). The Company has the right to accelerate payments or prepay in full at any time with no prepayment penalty.

Conversion Price:	The Conversion Price shall mean 75% multiplied by the lowest closing bid price for the Common Stock during the fifteen (15) Trading Days prior to the Conversion Date (representing a discount rate of 25%); subject to adjustment.

Conversion Date:	Immediately following the last of the following to occur, (i) the date which is one hundred eighty (180) days following the date hereof; and (ii) the occurrence of an Event of Default, the Holder shall have the right, to convert all or any portion of the then outstanding and unpaid Principal Amount, OID, and Interest (including any Default Interest) into fully paid and non-assessable shares of the Company’s Common Stock.

Commitment Shares:	None.

Closing Date:	On or about one week from the date of this Term Sheet. Contingent upon fully signed definitive documents and further review of the Company’s filings.

Additional Investment Right:	TA Termination Authorization.

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LABRYS FUND II, LP

145 Tremont Street, Suite 201-1408, Boston, MA 02111

Tel: 781/729-0720	Date: 10/23/2025

Discussion Purposes Only & Confidential

Warrants:	None

Legal Amounts:	Upon Closing, the Company will be obligated to pay the amount of $3,750.00 to Anthony P, LLC (the “Escrow Agent”) to prepare documentation for the proposed transaction.

Reservation of Conversion Shares at Transfer Agent:	Initially, 7,503,875 shares, but at all times three times (3x) coverage based off the Guaranteed Interest and Principal Amount divided by the Default Conversion Price one day prior to closing (the “Reservation”) so that enough shares are necessary to fully convert the Note (including interest or default amounts, if applicable) shall be reserved by the Company and its Transfer Agent at Issuance.

Definitive Documents:	The definitive documents shall contain such additional provisions, including without limitation representations, warranties, covenants, agreements and remedies, as are typical for transactions of this type. Documents may include one or all of the following: Convertible Note; Convertible Note Purchase Agreement; Irrevocable Transfer Agent Instructions; Instructions and Authorization to Transfer Agent; Officer's Certificate; Board Resolutions; Certificate of Good Standing.

Governing Law and Jurisdiction:	Delaware law; Massachusetts jurisdiction.

Confidentiality:	The Company acknowledges the confidentiality of this term sheet and agrees not to distribute or discuss with any third party the contents contained herein and agrees to use it best efforts to prevent its dissemination of such contents. In addition the Company agrees that it will not disclose, and will not include in any public announcement, the name of the investor(s), unless expressly agreed to by the Investor(s) or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. In the event that such disclosure is required by law or applicable regulation, the Company shall provide notice of such disclosed to the Investor(s).

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LABRYS FUND II, LP

145 Tremont Street, Suite 201-1408, Boston, MA 02111

Tel: 781/729-0720	Date: 10/23/2025

Discussion Purposes Only & Confidential

Neither this Term Sheet nor any discussion or negotiation of the proposed transaction constitutes an agreement or obligation on the part of any person to purchase securities of the Company or enter into any agreement to purchase securities of the Company. Any such agreement or obligation shall arise with respect to a particular Investor solely upon execution and delivery to the Issuer by such Investor of definitive documents acceptable to such Investor.

Issuer:

ConnectM Technology Solutions, Inc

By:	/s/ Bhaskar Panigrahi
Name: Bhaskar Panigrahi
Title: Chief Executive Officer

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